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                                                                 Exhibit 99.(b)

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                                    LOAN AGREEMENT


         LOAN AGREEMENT dated as of June 13, 1997 (as the same may be amended, supplemented or otherwise modified from time to time, the "Agreement"), by and between Merrill Lynch International Bank Limited, a bank organized under the laws of England (the "Lender") and Merrill Lynch Senior Floating Rate Fund, Inc., a Maryland corporation (the "Borrower"). This Agreement establishes the terms and conditions that will govern the Loans from the Lender to the Borrower.

                                       RECITALS

         All terms not otherwise defined above or in this Introductory Statement are as defined in Article 1 hereof, or as defined elsewhere herein.

         The Borrower has requested the Lender to make Loans to the Borrower in the maximum amount of $100,000,000 or such lesser amount as indicated herein.

         Subject to the terms and conditions set forth herein, the Lender is willing to make the Loans to the Borrower.

         Accordingly, the parties hereto hereby agree as follows:


1.  DEFINITIONS

         For the purposes hereof unless the context otherwise requires, the following terms shall have the meanings indicated. Unless the context otherwise requires, any of the following terms may be used in the singular or the plural, depending on the reference:

         "Act" shall have the meaning given to such term in Section 3.13.

         "Affiliate" means with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person. A Person shall be deemed to control a Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through ownership of voting securities, by contract or otherwise.

         "Borrowing Date" shall have the meaning given to such term in
Section 2.2.

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         "Business Day" means with respect (a) to LIBOR Loans, a day (other than a Saturday or Sunday) on which banks are open in London and New York City and on which deposits in Dollars may be dealt in on the London Inter Bank Market and (b) to Fed Funds Loans, a day (other than a Saturday or Sunday) on which banks are open in New York City.

         "Commitment" shall mean one hundred million Dollars ($100,000,000) or such lesser amount to the extent the Commitment is reduced in accordance with the provisions of Section 2.12.

         "Continue", "Continuation" and "Continued" shall refer to the continuation pursuant to Section 2.11 of a LIBOR Loan as a LIBOR Loan from one Interest Period to the next Interest Period.

         "Convert", "Conversion" and "Converted" shall refer to a conversion pursuant to Section 2.11 hereof of one Type of Loan into another Type of Loan.

         "Custodian" shall mean The Bank of New York and any successor custodian appointed by the Borrower.

         "Custodian Agreement" shall mean the agreement between the Custodian and the Borrower in connection with the Securities.

         "Dollars" or "$" means the lawful currency of the United States of America.

         "Event of Default"  shall have the meaning given to such term in
Section 5.1.

         "Excess Liens" means Liens permitted for Indebtedness in swaps, caps, interest rate or foreign exchange hedging, options and financial futures contracts; Liens for overdrafts extended by the Custodian; Liens securing purchases of Securities on short-term credit; and tax, statutory and judgment Liens.

         "Federal Funds Rate" means for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Lender from three Federal funds brokers of recognized standing selected by it.

         "Fed Funds Loan" means a Loan, the Interest Rate on which is calculated based on the Federal Funds Rate.

                                      2


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         "GAAP" shall mean generally accepted accounting principles consistently applied (except for accounting changes in response to FASB releases or other authoritative pronouncements).

         "Indebtedness" of any Person means (a) liability of such Person (i) for borrowed money, or under any reimbursement obligation related to a letter of credit or bond or performance bond facility, or (ii) evidenced by a bond, note, debenture or other evidence of indebtedness (including a purchase money obligation) representing extensions of credit or given in connection with the acquisition of any business, property, service or asset of any kind (other than current liabilities (except the current portion of funded debt) (in each case as determined in accordance with GAAP)) or (iii) under swap, cap or other interest rate or foreign currency hedging agreements and options, financial future contracts and options on financial futures contracts or (iv) under margin accounts or other securities transactions conducted by the Borrower on margin or (v) for obligations with respect to a capital lease;
(b) any liability of others for any obligation described in the preceding clause (a) that (i) the Person has guaranteed or that is otherwise its legal liability (whether contingent or otherwise or direct or indirect, but excluding endorsements of negotiable instruments for deposit or collection in the ordinary course of business) or (ii) is secured by any Lien or any restriction or limitation of any kind on any property or asset owned or held by that Person, regardless of whether the obligation secured thereby shall have been assumed by or is a personal liability of that Person and (c) any amendment, supplement, modification, deferral, renewal, extension or refunding of any liability of the types referred to in clauses (a) and (b) above.

         "Interest Period" shall, with respect to a LIBOR Loan, mean a period of one day to twelve months as selected by the Borrower in a written notice received by the Lender no later than 4:00 P.M. (London time) on the third Business Day before the first day of the Interest Period. In the case of each LIBOR Loan, the first Interest Period shall begin on the proposed date of such Loan and each subsequent Interest Period shall begin on the last date of the previous Interest Period. If any Interest Period would end on a day which is not a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, if such extension would cause such interest period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day. If the Borrower fails to timely specify an Interest Period applicable to a LIBOR Loan, then the Interest Period for such Loan shall be one month. No Interest Period may be selected which would end later than the Maturity Date.

         "Interest Rate" shall mean a rate per annum (i) during each Interest Period with respect to a LIBOR Loan, LIBOR plus .25% and (ii) the Federal Funds Rate plus .25% for each Fed Funds Loan or if the Borrower has selected the LIBOR option for such Loan and for any reason the Lender is unable to determine LIBOR.

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         "Investment Advisor" shall mean Merrill Lynch Asset Management,
L.P., an entity indirectly owned and controlled by Merrill Lynch & Co., Inc., or any successor thereto or assignee thereof, in its capacity as investment advisor to the Borrower.

         "LIBOR" means in relation to a particular Interest Period, the rate per annum equal to the rate (as determined by the Lender) (rounded to the nearest 1/16 of 1% or, if there is no nearest 1/16 of 1%, then to the next higher 1/16 of 1%) as quoted by three leading banks in the interbank eurodollar market selected by the Lender after consultation with the Borrower as the rate at which such banks are offering Dollar deposits in an amount equal approximately to the Loan to which such Interest Period shall apply for a period equal to such Interest Period, as quoted at approximately 11:00 a.m. two Business Days prior to the first day of such Interest Period.

         "LIBOR Loan" means a Loan, the Interest Rate on which is calculated based on LIBOR.

         "Lien" means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), preference, priority or other security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the Uniform Commercial Code or any other similar recording or notice statute, and any lease having substantially the same effect as any of the foregoing).

         "Loan" shall have the meaning given to such term in Section 2.1.

         "Maintenance Requirement" means that (a) the sum of (x) the market value of the Borrower's total assets, minus (y) 100% of the value of any assets pledged to third parties in connection with any Indebtedness of the type referred to in Section 5.1(iii) and (iv), minus (z) 100% of the dollar amount of any Indebtedness secured by the Lien referred to in Section 5.2(v) must be equal to or greater than (b) 150% of the principal amount of the Loans outstanding together with accrued and unpaid interest thereon (in each case, as determined on the date the Borrower calculates its Net Asset Value and as determined by the Borrower in determining the net asset value of its shares).

         "Maturity Date" shall mean June 12, 1998 or such earlier date on which the Loans shall become due in accordance with Section 7.2.

         "Net Asset Value" shall mean the market value of the securities held by the Borrower plus cash or other assets (including interest accrued but not yet received) held by the Borrower and minus liabilities (including accrued expenses) of the Borrower and the aggregate liquidation value of any outstanding shares of preferred stock of the Borrower, all as determined

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in accordance with the methods used by the Borrower in determining the net asset value of its shares.

         "Note" shall have the meaning given to such term in Section 2.1.

         "Notice of Borrowing" shall have the meaning given to such term in
Section 2.2.

         "Obligations" shall mean the due and punctual payment of principal of and interest on the Loans, all fees and other monetary obligations of the Borrower to the Lender under this Agreement or the Note.

         "Person" shall include any individual, company, corporation, firm, partnership, joint venture, association, organization, trust, state or agency of a state (in each case, whether or not having separate legal personality).

         "Prospectus" shall mean the Prospectus dated December 20, 1996 in connection with the offering of shares of the Borrower's Common Stock.

         "Report" shall have the meaning given to such term in Section 4.10.

         "Securities" shall mean all securities and other instruments in which the Borrower has invested.

         "Shareholders" shall mean Persons owning shares of common stock of the Borrower.

         "Subordinated Indebtedness. shall mean Indebtedness of the Borrower subordinated to the Obligations pursuant to written agreements containing subordination provisions and other material terms in form and substance satisfactory to the Lender.

         "Subsidiary" means, at any time, in relation to a company, any other company which is directly or indirectly controlled, or more than 50% of whose issued or outstanding shares or stock having general voting power in ordinary circumstances is beneficially owned, directly or indirectly, by that first company.

         "Termination Date" shall mean June 11, 1998 or such earlier date on which the Commitment shall terminate in accordance with Section 7.2 or in accordance with Section 2.10.

         "Type" refers to whether a Loan is a LIBOR Loan or a Fed Funds Loan.

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2.  THE LOANS

         2.1. Loans. The Lender agrees, on the terms and conditions set forth herein, from and including the date hereof through and including the Termination Date to make advances ("Loans") to the Borrower from time to time in an amount not to exceed the Commitment less the aggregate principal amount of any outstanding Loans; provided, however, that (i) the minimum amount of any Loan shall be $100,000 (or such lesser amount as shall equal the available but unused portion or the Commitment) or such greater amount which is an integral multiple thereof and (ii) the principal amount of any Loan when added to the principal amount of all outstanding Loans plus accrued and unpaid interest thereon shall not exceed 33 1/3% of the sum of the Net Asset Value of the Borrower plus the principal amount of all Loans outstanding plus accrued and unpaid interest thereon after giving effect to such new Loan as at the date of such Loan. Subject to the terms of this Agreement, the Borrower may borrow, repay and reborrow Loans at any time prior to the Termination Date. The Loans shall be evidenced by a promissory note substantially in the form of Exhibit A hereto (the "Note").

         2.2. Borrowing Notice. The Borrower shall give the Lender irrevocable notice (substantially in the form of Exhibit D hereto (a "Notice of Borrowing")) not later than (a) 4:00 P.M. (London time) at least three Business Days before the proposed borrowing date (the "Borrowing Date") of any LIBOR Loan and (b) 2:00 P.M. (New York City time) on the Borrowing Date of any Fed Funds Loan, in each case specifying (i) the Borrowing Date of such Loan which shall be a Business Day, (ii) the principal amount of such Loan,
(iii) whether such Loan is to be a LIBOR Loan or a Fed Funds Loan and (iv) as to any LIBOR Loan, the initial Interest Period applicable to such Loan.

         2.3. Method of Funding Loans. The Lender shall make available to the Borrower on each Borrowing Date the principal amount of Loans specified in the applicable Notice of Borrowing to the Borrower's account (Account No. __________, Reference: For the account of Merrill Lynch Senior Floating Rate Fund, Inc., Attention: Michelle Moore) at the Custodian via Federal Funds wire transfer.

         2.4. Interest. Interest shall accrue on the unpaid principal amount of each Loan at the Interest Rate from and including the date of the Loan to but excluding the date of any principal payment. Interest accrued on each LIBOR Loan shall be payable in arrears on the last day of the Interest Period applicable thereto and on any day on which LIBOR Loans are repaid whether due to acceleration or otherwise. Interest on any LIBOR Loan having an Interest Period in excess of six months shall also be payable on the date during such Interest Period that would be the last day of an Interest Period commencing on the same day of such Interest Period but having a duration of three months. Interest accrued on any Fed Funds Loan shall be payable in arrears on the last day of each March, June, September and December during the term hereof commencing June 1997 and on any day on which Fed Funds Loans are to be paid (other than a

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prepayment) whether due to acceleration or otherwise.  Notwithstanding anything in this Agreement to the contrary, the Interest Rate on the Loans shall in no event be in excess of the maximum interest rate permitted by applicable law. All interest shall accrue from day to day and shall be calculated on the basis of a 360 (three hundred and sixty) day year and the number of days elapsed.

         2.5.Facility Fee. The Borrower agrees to pay to the Lender a fee (the "Facility Fee") of 0.075% on the amount of the Commitment on the date this Agreement is executed by the Borrower.

         2.6. Default Interest. If an Event of Default shall have occurred and be continuing (after as well as before judgment) and the Lender shall have accelerated the Loans or if, all or any portion of the principal balance of the Loans or any interest, fees or other amounts payable hereunder shall not be paid when due (whether at the stated maturity thereof, by acceleration or otherwise), the Borrower shall pay interest on such overdue principal amount of the Loans and on such overdue interest, fees and other amounts payable hereunder, on demand at a rate per annum equal (i) in the case of the principal amount of the Loans, the Interest Rate then applicable to such Loans plus 2% per annum and (ii) in the case of such other amounts, an amount equal to the Federal Funds Rate plus 1.5% per annum, in each case, from the date such amount was due until payment in full thereof.

         2.7. Repayment and Termination. The Borrower shall repay the outstanding principal amount of all Loans on the Maturity Date.

         2.8. Optional Prepayments. The Borrower may from time to time pay the outstanding principal amount of the Loans, in whole or in part, without prepayment premium or penalty, (i) in case of LIBOR Loans, on the last day of any Interest Period applicable thereto and upon three Business Days' prior written notice to the Lender and (ii) in the case of Fed Funds Loans, on any Business Day and upon notice given to the Lender not later than 2:00 p.m. (New York City time) on the date of such prepayment, in each case which notice shall be irrevocable once given. Each such prepayment on any LIBOR Loan shall be made together with accrued interest to the date of such prepayment on the principal amount prepaid, provided that each partial principal repayment is in a minimum aggregate amount of $100,000 or any integral multiple of $100,000 in excess thereof.

         2.9.Manner of Payments. All payments by the Borrower hereunder and under the Note shall be made by the Borrower on the date when due without offset or counterclaim in Dollars in federal or other immediately available funds to the account of the Lender at Northern Trust International Bank Corp., New York, New York, Account No.____________, Reference Merrill Lynch International Bank of London, name of Merrill Lynch Senior Floating Rate Fund, Inc., or in accordance with the wire transfer instructions provided by the Lender to the Borrower

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in writing from time to time. Any such payment received after 11:00 a.m. (New
York City time) on the date when due shall be deemed received on the following Business Day. Should any payment of principal of or interest on the Loans or any other amount due hereunder become due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day and, in the case of principal, interest shall be payable thereon at the rate herein specified during such extension.

         2.10. Change in Circumstances. (a) In the event that after the date hereof any change in applicable law or in the official interpretation or administration thereof (including, without limitation, any request, guideline or policy not having the force of law) by any authority charged with the administration or interpretation thereof or, with respect to clause (ii),
(iii) or (iv) below any change in conditions, shall occur which shall:

          (i) subject the Lender to, or increase the net amount of, any tax, levy, impost, duty, charge, fee, deduction or withholding with respect to any LIBOR Loan (other than withholding tax imposed by the United States of America or any political subdivision or taxing authority thereof or any other tax, levy, impost, duty, charge, fee, deduction or withholding (x) that is measured with respect to the overall net income of the Lender, and that is imposed by the United States of America, or by the jurisdiction in which the Lender is incorporated, or in which the Lender has its principal office (or any political subdivision or taxing authority thereof or therein), or (y) that is imposed solely by reason of the Lender failing to make a declaration of, or otherwise to establish, non-residence, or to make any other claim for exemption, or otherwise to comply with any certification, identification, information, documentation or reporting requirements prescribed under the laws of the relevant jurisdiction, in those cases where a Lender may properly make such declaration or claim or so establish non-residence or otherwise comply); or

         (ii) change the basis of taxation of any payment to the Lender of principal or any interest on any LIBOR Loan (except as limited in clause
    (i) above); or

         (iii) impose, modify or deem applicable any reserve, deposit or similar requirement against any assets held by, deposits with or for the account of or loans or commitments by an office of the Lender with respect to any Loan for which the interest rate is based upon LIBOR; or

         (iv) impose upon the Lender or the London Interbank Market any other condition with respect to any LIBOR Loans or this Agreement;

and the result of any of the foregoing shall be to increase the actual cost to the Lender of making or maintaining any LIBOR Loan hereunder or to reduce the amount of any payment (whether of principal, interest or otherwise) received or receivable by the Lender in connection with any

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LIBOR Loan hereunder, or to require the Lender to make any payment in connection with any LIBOR Loan hereunder, in each case by or in an amount which the Lender in its sole judgment shall deem material, then and in each case the Borrower shall pay to the Lender, as provided in paragraph (b) below, such amounts as shall be necessary to compensate the Lender for such cost, reduction or payment.

         (b) The Lender shall deliver to the Borrower from time to time, one or more certificates setting forth the amounts due to the Lender under paragraph (a) above, the changes as a result of which such amounts are due, the manner of computing such amounts and the manner of computing the amounts allocable to LIBOR Loans hereunder pursuant to paragraph (a) above. Each such certificate shall be conclusive in the absence of manifest error. The Borrower shall pay to the Lender the amounts shown as due on any such certificate within ten Business Days after its receipt of the same. No failure on the part of the Lender to demand compensation under paragraph (a) above on any one occasion shall constitute a waiver of its rights to demand compensation on any other occasion. The protection of this Section shall be available to the Lender regardless of any possible contention of the invalidity or inapplicability of any law, regulation or other condition which shall give rise to any demand by the Lender for compensation thereunder.

         (c) The Lender agrees that, as promptly as practicable after it becomes aware of the occurrence of an event or the existence of a condition that (i) would cause it to incur any increased cost under this Section 2.10 or (ii) would require the Borrower to pay an increased amount under this
Section 2.10, it will use reasonable efforts to notify the Borrower of such event or condition and, to the extent not inconsistent with the Lender's internal policies, will use its reasonable efforts to make, fund or maintain the affected LIBOR Loans through another lending office of the Lender if as a result thereof the additional monies which would otherwise be required to be paid or the reduction of amounts receivable by the Lender thereunder in respect of such LIBOR Loans would be materially reduced or the increased costs which would otherwise be required to be paid in respect of such LIBOR Loans pursuant to this Section 2.10 would be materially reduced or the taxes or other amounts otherwise payable under this Section 2.10 would be materially reduced, and if, as determined by the Lender, in its sole discretion, the making, funding or maintaining of such LIBOR Loans through such other lending office would not otherwise materially adversely affect such LIBOR Loans or the Lender.

         2.11. Conversions or Continuations of Loans. The Borrower shall have the right to Convert Loans of one Type into Loans of another Type or Continue Loans of one Type as Loans of the same Type, at any time or from time to time, provided that: (a) the Borrower shall give the Lender irrevocable notice of each such Conversion or Continuation (with the same notice period as is provided for Loans pursuant to Section 2.2); and (b) LIBOR Loans may be Converted only on the last day of an Interest Period for such Loans. Notwithstanding the foregoing, and without limiting the rights and remedies of the Lender under Section 7.2 hereof,

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in the event that any Event of Default shall have occurred and be continuing, the Lender may suspend the right of the Borrower to Convert any Loan into a LIBOR Loan, or to Continue any Loan as a LIBOR Loan, in which event all Loans shall be Converted (on the last day(s) of the respective Interest Periods therefor) or Continued, as the case may be, as Fed Fund Loans.

         2.12. Reduction or Termination of Commitment. (a) The Borrower shall have the right, upon at least five (5) Business Days' prior written notice to the Lender, to reduce permanently the Commitment in whole at any time, or in part from time to time, to an amount not less than the aggregate principal balance of the Loans then outstanding (after giving effect to any contemporaneous prepayment thereof in accordance with Section 2.8), without premium or penalty, provided that each partial reduction of the Commitment shall be in an amount equal to $1,000,000 or such greater amount which is an integral multiple thereof.

3.  REPRESENTATIONS AND WARRANTIES

         The Borrower represents and warrants to the Lender the following:

         3.1. Securities. The Borrower owns the Securities free of any interest or lien in favor of any third party other than as permitted pursuant to Section 5.2 hereof.

         3.2. Due Organization. The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and has the requisite power and authority to own its assets and to conduct the business which it conducts. The Borrower is duly qualified to do business in all jurisdictions in which the nature of its activities requires such qualification or has made all filings necessary to so qualify, except where the failure to do so could not reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), obligations, operations, performance or properties of the Borrower.

         3.3. Power and Authority; Binding Agreements. The Borrower has the full right, corporate power and authority to make, execute, deliver and perform its obligations under this Agreement and the execution, delivery and performance of the documents contemplated by this Agreement and consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Borrower. This Agreement and the Note constitute the legal, valid and binding obligation of the Borrower, enforceable in accordance with their respective terms, subject, as to the enforcement of remedies, to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and to general principles of equity regardless of whether enforcement is considered in a proceeding at law or in equity.

         3.4. No Violation. Neither the execution, delivery or performance by the Borrower of this Agreement and the related documents, the consummation of the transactions contemplated by this Agreement, nor compliance with the provisions of this Agreement will (i)

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violate any law, regulation, order, judgment or decree binding on the
Borrower, (ii) violate or conflict with, as applicable, any provision of the Borrower's Articles of Incorporation or other organizational documents or the Borrower's By-laws or other governing documents or (iii) conflict with, cause a breach of, constitute a default under, be cause for the acceleration of the maturity of, or create or result in the creation or imposition of any Lien on any of the Borrower's property under, any agreement, indenture, instrument or other undertaking to which the Borrower is a party.

         3.5. No Consents. No order, consent, license, authorization, recording or registration is required to authorize or is required in connection with the execution, delivery and performance or the legality, validity, binding effect or enforceability of this Agreement, any documents executed in connection with this Agreement or any transactions contemplated by this Agreement other than those which have been obtained or made or will be obtained or made as and when required in accordance with applicable law.

         3.6. No Litigation. There are no actions, suits, litigation or investigations, pending or threatened, against the Borrower that are reasonably likely to (i) have a material adverse effect on the business, condition (financial or otherwise), obligations, operations, performance or properties of the Borrower or (ii) affect the Borrower's ability to enter into and perform its obligations under this Agreement or any of the transactions contemplated by this Agreement.

         3.7. Compliance with Laws. The operations of the Borrower are in compliance with all federal, state, local and foreign laws and regulations applicable to it, including, without limitation, tax, environmental and health and safety laws and regulations, except where the failure to do so could not reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), obligations, operations, performance or properties of the Borrower.

         3.8. No Material Adverse Change. Since August 31, 1996 there has been no material adverse change in the business, condition (financial or otherwise), obligations, operations, performance or properties of the Borrower.

         3.9. Solvency. After giving effect to the Loans, (i) the present fair value of the Borrower's assets exceeds the total amount of the Borrower's liabilities (including, without limitation, contingent liabilities), (ii) the Borrower has capital and assets sufficient to carry on its business, (iii) the Borrower is not engaged and is not about to engage in a business or a transaction for which its remaining assets are unreasonably small in relation to such business or transaction and (iv) the Borrower does not intend to incur or believe that it will incur debts beyond its ability to pay as they become due. The Borrower will not be rendered insolvent by

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the execution, delivery and performance of this Agreement or the Note or by the consummation of the transactions contemplated under this Agreement.

         3.10. Place of Business. The address of the principal executive office of the Borrower as indicated on the signature page hereto (or as to which the Borrower has otherwise informed the Lender in writing) is correct.

         3.11. Full Disclosure. Neither this Agreement nor any agreement, document, certificate or written statement furnished to the Lender by the Borrower in connection with the transactions contemplated hereby, at the time it was furnished or delivered, contained any untrue statement of a material fact or omitted to state a material fact, under the circumstances under which it was made, necessary in order to make the statements contained herein or therein taken as a whole not misleading.

         3.12. Sole Business. The Borrower is not engaged in any business other than as described in the Prospectus.

         3.13. Investment Company Act. The Borrower is an investment company within the meaning of the Investment Company Act of 1940, as amended (the "Act") and has registered under the Act as a non-diversified, closed-end management investment company.

         3.14. Prospectus. All transactions contemplated by this Agreement are consistent in all material respects with the descriptions thereof, if any, contained in the Prospectus and the Borrower has not entered into any agreements which would otherwise prohibit, restrict or limit the transactions contemplated by this Agreement or the Prospectus.

         3.15. Indebtedness. As of the date hereof, the Borrower has no outstanding Indebtedness (or commitments from third parties to extend Indebtedness to the Borrower) other than Indebtedness not otherwise prohibited under this Agreement.

4.  AFFIRMATIVE COVENANTS

         Until this Agreement has terminated and all Obligations have been indefeasibly paid in full, the Borrower will:

         4.1. Maintenance of Existence. Preserve and maintain its existence and all rights and franchises material to its business.

         4.2. Compliance with Laws. Comply with all applicable laws, statutes, codes, ordinances, regulations, rules, orders, awards, judgments, decrees, injunctions, approvals and permits applicable to it including, but not limited to, the Act and rules and regulations of the Securities and Exchange Commission, except where the failure to do so could not reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), obligations, operations, performance or properties of the Borrower.

         4.3. Payment of Taxes. Pay all taxes, assessments and governmental charges imposed upon it or upon its property and all claims (including, without limitation, claims for labor, materials, supplies or services) which might, if unpaid, become a lien upon its property, unless, in each case, the validity or amount thereof is being contested in good faith by appropriate proceedings and the Borrower has maintained adequate reserves with respect thereto.

         4.4. Books and Records. Maintain or cause to be maintained at all times in accordance with GAAP true and complete books and records of its financial and business operations.

         4.5. Audit Rights. Permit any representative of the Lender to visit the office of the Borrower to discuss the Borrower's affairs, finances and accounts with the officers of the Borrower, and with the Investment Advisor, all at such reasonable times, upon reasonable notice and as often as the Lender may reasonably request.

         4.6. Notices. Furnish to the Lender: (i) within ten (10) days of becoming aware of the occurrence of any Event of Default, or event, condition or act which with the passage of time or notice, or both, would constitute an Event of Default, notice of the occurrence and nature of such Event of Default and of the steps that are being taken to cure such Event of Default or event, condition or act; (ii) promptly after (a) the occurrence thereof, notice of the institution of or any material adverse development in any action, suit or proceeding or any governmental investigation or any arbitration, before any court or arbitrator or any governmental authority (involving in excess of $1,000,000, or otherwise material) against the Borrower or any material property of the Borrower, or (b) actual knowledge thereof, written notice of the threat of any such action, suit, proceeding, investigation or arbitration; (iii) within one (1) Business Day after the appointment of any successor Custodian or Investment Advisor, the name and address of such successor and (iv) promptly after the adoption thereof, notice of any amendment or modification to any investment policy or objective which amendment or modification does not require shareholder authorization.

         4.7. Bankruptcy. Notify the Lender in writing before filing any petition seeking the protection of any bankruptcy, insolvency or any similar statutes.

         4.8. Financial and Credit Information. (a) Notify the Lender immediately, in writing, of any material change in the Borrower's financial condition which would adversely affect the Borrower's ability to repay any of its Obligation(s) to the Lender according to the terms of this Agreement and the Note.

         (b) Supply to the Lender such current financial information or other information as the Lender may reasonably request from time to time.

         4.9. Financial Statements. Furnish the Lender (i) within 90 days after the end of the first semi-annual accounting period in each fiscal year of the Borrower, a copy of the unaudited financial statements of the Borrower, including the Statement of Assets and Liabilities as at the end of such semi-annual period, together with the related Schedule of Investments and Statements of Operations, Changes in Net Assets and Cash Flows for such period, and certified by the treasurer or other authorized officer of the Borrower, that such statements are correct and fairly present the financial condition of the Borrower as at the end of such semi-annual accounting period (subject to normal year-end audit adjustments); (ii) within 90 days after the end of each fiscal year of the Borrower, a copy of the audited financial statements of the Borrower, including the Statement of Assets and Liabilities as at the end of such fiscal year, together with the related Schedule of Investments and Statements of Operations, Changes in Net Assets and Cash Flows as of and through the end of such fiscal year, attached to which shall be a report of Deloitte & Touche LLP or such other independent certified public accountants of recognized standing and which statement shall have been prepared in accordance with GAAP other than as described in the footnotes to such statements and (iii) concurrently with such distribution, copies of all financial reports distributed by or on behalf of the Borrower to all Shareholders or presented to the Board of Directors of the Borrower, in each case in addition to the foregoing.

         4.10. Report. Provide the Lender, not later than the third Business Day next succeeding the final Business Day of each week, a Statement in the form of Exhibit B hereto (the "Report"); provided, however, that in the event there are no Loans outstanding, the Borrower shall deliver the Report to the Lender not later than the third Business Day not succeeding the final Business Day of each calendar month. The Lender reserves the right to request such additional information from the Borrower or the Custodian in connection with the Report and any Security as it reasonably deems appropriate.

         4.11. Government Approval. If any further authorizations, approvals, registrations or filings with any governmental or public regulatory body or authority of the United States, any state thereof or any other jurisdiction required for the performance by the Borrower of this Agreement should hereafter become necessary, obtain or make, or cause to be obtained or made, all such authorizations, approvals, registrations or filings as the Lender shall reasonably request.

         4.12. Use of Proceeds. The Borrower shall use the proceeds of the Loans for the payment for Shares tendered in a tender offer by the Borrower and to pay interest and fees incurred hereunder.

5.  NEGATIVE COVENANTS OF THE BORROWER

         Until this Agreement has terminated and all amounts and Obligations have been indefeasibly paid in full, the Borrower will not:

         5.1. No Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except for (i) Indebtedness of the Borrower under this Agreement and the Note, (ii) Subordinated Indebtedness, (iii) Indebtedness in respect of swap, cap or other interest rate or foreign currency hedging arrangements (in each case, where used for hedging purposes), (iv) Indebtedness in respect of purchases of securities on short-term credit as may be necessary for the clearance of purchases and sales of portfolio securities and (v) overdrafts extended by the Custodian under the Custodian Agreement.

         5.2. No Liens. Create, incur, assume or suffer to exist any lien on any of its properties or assets except (i) Liens in respect of Indebtedness permitted under Section 5.1(iii), (iv) and (v), (ii) Liens for taxes, assessments or similar charges incurred in the ordinary course of business which are not delinquent or which are being contested in good faith and by appropriate proceedings diligently conducted, and for which adequate reserves have been set aside in accordance with GAAP, provided that enforcement of such Liens is stayed pending such contest, (iii) statutory Liens arising by operation of law such as mechanics, materials, carriers', warehouse liens,
(A) which occur in the ordinary course of business (B) secure normal trade debt which is not yet due and payable, (C) do not secure Indebtedness for borrowed money, (D) are being contested in good faith and by appropriate proceedings diligently conducted, and (E) for which adequate reserves have been set aside in accordance with GAAP, provided that enforcement of such Liens is stayed pending such contest, (iv) Liens arising out of judgments or decrees which are being contested in good faith and by appropriate proceedings diligently conducted, and for which adequate reserves have been set aside in accordance with GAAP, provided that enforcement thereof is stayed pending such contest and (v) Liens of the Custodian under the Custodian Agreement.

         5.3. No Mergers. Enter into any transaction of merger or consolidation or liquidate, wind up, dissolve itself (or suffer any liquidation or dissolution) or take any such action.

         5.4. No New Business; Shareholder Approval. Engage in any business other than as described in the Prospectus or amend or modify any fundamental investment policies or objectives set forth in the Prospectus as a "fundamental investment policy or objective" or take any other action requiring shareholder authorization without the prior written consent of the Lender, which consent will not be unreasonably withheld.

         5.5. Distributions. Declare or make any dividends or distributions or honor any requests for redemptions by a Shareholder at any time if, either before or after giving effect thereto, (a) an Event of Default or event, act or condition which with the passage of time or notice, or both, would constitute an Event of Default shall have occurred and be continuing (provided that, unless any amounts payable hereunder have been declared due and payable pursuant to Section 7.2 hereof, nothing contained in this clause
(a) shall limit the ability of the Borrower to distribute each year all of its net investment income (including net realized capital gains) so that it will not be subject to tax (including corporate and/or excise taxes) under the Internal Revenue Code of 1986 or the rules and regulations issued thereunder, as now and hereafter in effect, or any successor provision thereto) or (b) such dividend, distribution or redemption would be in violation of the Act.

         5.6. Amendments. Amend or modify, or permit to be amended or modified the Articles of Incorporation or By-laws of the Borrower except (i) such amendments or modifications as are deemed ministerial by the Borrower or
(ii) with the prior written consent of the Lender, which consent shall not be unreasonably withheld.

         5.7. Concentration. (a) Invest in (i) short term debt obligations in the lowest rating categories (Caa or below for Moody's Investors Service, Inc., ("Moody's") and CCC or below for Standard and Poor's Ratings Group ("S&P")) or in non-rated short term debt obligations of comparable quality, provided that securities which are downgraded subsequent to investment may continue to be held or (ii) Corporate Loans if the outstanding debt obligations of the Agent Bank or any Intermediate Participant (at the time of the investment) is rated below BBB by S&P or Baa by Moody's.

         (b) (i) Invest more than 20% of its total assets in Unsecured Corporate Loans and (ii) under "normal market conditions" (to be determined by the Borrower in its reasonable business judgment), invest more than (1) 20% of its total assets in securities or debt obligations other than Corporate Loans or (2) 35% of its total assets in other than floating or variable rate loans.

         (c) Invest more than 25% of its total assets in securities of a single issuer, provided that this limitation shall not apply with respect to obligations issued or guaranteed by the U.S. Government or by its agencies or instrumentalities.

         (d) Invest more than 25% of its total assets in securities of issuers in any one industry, provided that this limitation shall not apply with respect to obligations issued or guaranteed by the U.S. Government or by its agencies or instrumentalities, and provided further that the Borrower may invest more than 25% and up to 100% of its total assets in securities of issuers in the industry group consisting of financial institutions and their holding companies, including commercial banks, thrift institutions, insurance companies and finance companies. For purposes hereof, the term "issuer" is deemed to include not only the borrower but also the Agent Bank and any Intermediate Participant.

         (e) With respect to 50% of its total assets, invest more than 5% of its total assets in the securities of a single issuer, provided that this limitation shall not apply with respect to obligations issued or guaranteed by the U.S. Government or by its agencies or instrumentalities.

         (f) Take any action which would result in the Borrower no longer (1) meeting the criteria of a "Closed-end company" under SEC.5(a)(2) of the Act or (2) being a registered company under the Act or (3) qualifying as a "regulated investment company" under the Internal Revenue Code of 1986, as amended.

         (g) Unless otherwise defined here, the capitalized terms used in this Section 5.7 are as defined in the Prospectus.

6.  CONDITIONS PRECEDENT TO CLOSING

         6.1. Conditions Precedent to Initial Loan. It shall be a condition precedent to the effectiveness of this Agreement that

         (a) the Lender shall have received the following, in form and substance satisfactory to the Lender in its sole discretion:

              (i) Evidence satisfactory to the Lender that the Borrower is duly authorized to enter into this Agreement and all transactions contemplated hereby and to execute and deliver this Agreement, the Note and all documents to be executed in connection therewith;

             (ii) A certificate of the Secretary of the Borrower attesting, among other things, (w) that a true, correct and complete copy of the Borrower's Articles of Incorporation, together with all amendments thereto, has been delivered to the Lender, (x) that a true, correct and complete copy of the resolutions adopted by the Board of Directors authorizing the execution, delivery and performance in accordance with their terms of this Agreement, the Note and the other documents and transactions contemplated hereby or thereby and the borrowings hereunder has been delivered to the Lender and such authorization is in full force and effect, (y) that the Prospectus has not been amended or supplemented or if it has been so amended or supplemented, that true, correct and complete copies of such amendments or supplements have been delivered to the Lender and (z) to the incumbency of officers of the Borrower executing this Agreement, the Note and any related documents on behalf of the Borrower;

               (iii) A copy of the Articles of Incorporation and the By-laws of the Borrower;

               (iv)     A copy of the Custodian Agreement;

               (v)     The favorable opinion of Brown & Wood LLP, special
  New York Counsel and special Maryland Counsel to the Borrower, which covers matters of Maryland, New York and United States law, in the form of Exhibit C hereto;

               (vi) The Note, dated as of the date hereof, duly executed on behalf of the Borrower;

               (vii) A Certificate of an Officer of the Borrower certifying that (x) that all representations and warranties made in connection with this Agreement are true, accurate and correct in all respects, (y) the condition contained in clause (c) below has been satisfied and (z) attached thereto is a Schedule of Investments of the Borrower as of May 31, 1997; and

               (viii) Such other documents as the Lender may reasonably require.

     (b) All parties to this Agreement shall have executed this Agreement.

     6.2. Conditions Precedent to All Loans. It shall be a condition precedent to all Loans that on the date of such Loan the following statements shall be true (and each request for a Loan shall constitute a representation and warranty by the Borrower that on the date of such Loan such statements are true):

     (a) After giving effect to such Loan, the total of all Loans outstanding will not exceed the Commitment and the total of all Loans outstanding plus accrued and unpaid interest thereon will not exceed 33 1/3% of Net Asset Value plus the outstanding principal amount of the Loans plus accrued and unpaid interest thereon after giving effect to the Loans to be made on such date;

     (b) The representations and warranties contained in Article 3 are true and correct on and as of the date of such Loan, except to the extent such representations and warranties specifically relate to an earlier date;

     (c) No event has occurred and is continuing or would result from the making of such Loan which would constitute an Event of Default and no event, act or condition which with the passage of time or notice, or both, would constitute an Event of Default has occurred and is continuing; and

     (d) The Borrower has delivered to the Lender the Notice of Borrowing required pursuant to Section 2.2 hereof.

7.   EVENTS OF DEFAULTS; REMEDIES

     7.1. Events of Defaults. An event of default ("Event of Default") will occur under this Agreement and the Note if:

     (a) the Borrower fails to make any payment of principal hereunder or under the Note on the date when due and payable;

     (b) the Borrower fails to make any payment of interest or any fees or expenses payable hereunder or under the Note for five (5) or more Business Days after the same shall be due and payable;

     (c) the Borrower fails to observe or perform any covenant or agreement contained in Article 5 or in Section 4.6(i) or (ii);

     (d) the Borrower fails to observe or perform any other term, covenant, or agreement contained in this Agreement and such failure shall have continued unremedied for a period of ten (10) Business Days after the Borrower shall have received written notice thereof from the Lender;

     (e) any representation or warranty of the Borrower made in this Agreement or in any certificate, report or other document delivered pursuant to this Agreement, shall prove to have been incorrect in any material respect when made;

     (f) default (after giving effect to any applicable grace period) shall be made with respect to the payment of any Indebtedness of the Borrower, which Indebtedness exceeds $1,000,000;

     (g) an attachment is levied against all or any material portion of the Securities and such attachment is not stayed or lifted within forty-five (45) days;

     (h) final judgment for the payment of money in excess of $1,000,000 shall be rendered against the Borrower and within thirty (30) days from the entry of judgment, such judgment shall not have been dismissed or discharged or stayed or bonded pending appeal or shall not have been discharged within sixty (60) days from the entry of a final order of affirmance or appeal;

     (i) any legal proceeding started by any Person in the bankruptcy of the Borrower or for the appointment of a receiver, administrator, trustee or similar officer of the Borrower or of any or all of the revenues and assets of the Borrower or the winding-up, administration, dissolution or reorganization of the Borrower and such proceeding (unless commenced by the Borrower) is not stayed or discontinued within sixty (60) days after the commencement thereof or the Borrower makes a general assignment for the benefit of its creditors;

     (j) the Borrower is unable to pay its debts as they fall due, stops, suspends or threatens to stop or suspend payment of all or a material part of its debts, or takes any proceeding or other step with a view to readjustment, rescheduling or deferral of all of its Indebtedness or any part of its Indebtedness which it would or might otherwise be unable to pay when due or proposes a general assignment or an arrangement or composition with or for the benefit of the creditors; or

     (k) the Borrower fails to meet the Maintenance Requirement and the Borrower has not reduced the outstanding principal balance of the Loans or taken such other action as is required in order to meet the Maintenance Requirement within three Business Days thereafter; or

     (l) (i) the Borrower is subject to liquidation or dissolution as the result of a vote by the Shareholders to liquidate or dissolve or (ii) the Borrower disposes of all or substantially all of its assets (other than in the regular course of the Borrower's investment activities).

     7.2. Remedies. Upon the occurrence and during the continuation of an Event of Default, the Lender may, without prejudice to any other right or remedy of the Lender, at law, by contract or otherwise, by notice to the Borrower declare all Loans, accrued interest thereon and any other sum then payable hereunder to be immediately due and payable by the Borrower to the Lender whereupon they shall become so due and payable, and/or declare the Commitment to be terminated, whereupon it shall so terminate. If an Event of Default specified in clause (i) above shall have occurred, the Commitment shall automatically terminate and the Note shall automatically become due and payable, both as to interest and principal, without presentment, demand, protest or other notice of any kind. Upon the occurrence and continuation of an Event of Default, the Lender may to the extent permitted by applicable law, also set-off, against any amount owing to it under this Agreement and the Note, any securities, cash or other property of the Borrower in the Lender's possession.

8.   MISCELLANEOUS

     8.1. Expenses. Whether or not the transactions hereby contemplated shall be consummated, the Borrower agrees to pay all reasonable expenses incurred by the Lender in connection with the negotiation, preparation, execution, delivery, waiver, modification or enforcement and administration of this Agreement (including any amendment hereto) and the Note, including, but not limited to, the reasonable fees and disbursements of counsel for the Lender.

     8.2. Cost of Collection. If the Borrower fails to make any payment under this Agreement as and when required, the Borrower must pay, to the extent permitted by applicable law, the Lender's court and collection costs, including reasonable legal fees, and, if the Loan is referred for collection to any attorney not employed by the Lender or one of its affiliates, the Lender's reasonable attorney fees.

     8.3. Indemnities. The Borrower shall within five (5) Business Days after written demand indemnify the Lender for:

      (i) Any funding and any other cost, expense or liability (including reasonable legal fees and taxes (other than taxes excluded pursuant to Section 8.16) sustained or incurred by the Lender (1) to render this Agreement enforceable, (2) in connection with protecting or enforcing the Lender's rights under, this Agreement and/or any amendment thereto or (3) as a result of the occurrence or continuance of any Event of Default;

     (ii) Any funding and any other cost, expense or liability (including loss of profit, reasonable legal fees and taxes (other than taxes excluded pursuant to Section 8.16)) sustained or incurred by the Lender as a result of the receipt or recovery by the Lender of all or any part of a LIBOR Loan or an overdue sum otherwise than on the last day of an Interest Period applicable to such LIBOR Loan;

     (iii) Any stamp, documentary, registration or similar tax payable in connection with the entry into, registration, performance, enforcement or admissibility in evidence of the Agreement and/or any such amendment, supplement or waiver, promptly and in any event before any interest or penalty becomes payable, together with any liability with respect to or resulting from any delay in paying or omission to pay any such tax; and

     (iv) Any claims, demands, losses, judgments, damages and liabilities (including liabilities for penalties) incurred by the Lender and/or its directors, officers, employees and agents (each an "Indemnified Party") as a result of, or arising out of, or in any way related to, or by reason of, any investigation, litigation or other proceeding (whether or not the Lender is a party thereto) related to the entering into and/or the performance of this Agreement, or the use of the proceeds of any Loan hereunder or the consummation of any other transaction contemplated by this Agreement, including, without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceeding (but excluding any such losses, liabilities, claims, damages or expenses of an Indemnified Party to the extent incurred by reason of the gross negligence or willful misconduct of any Indemnified Party).

     8.4. Delay in Enforcement; No Waiver. The Lender can choose to delay or not to enforce any of its rights under this Agreement without losing such rights. If the Lender choose not to exercise or enforce any of such rights, the Borrower agrees that the Lender is not waiving the right to enforce such rights at a later time or any of its other rights. Any waiver of the Lender's rights under this Agreement must be in writing.

     8.5. Statements and Notices. Statements and notices will be sent to the address for the Borrower indicated on the signature page hereto, unless the Borrower notifies the Lender in writing of a change in address. The Borrower agrees to provide the Lender with 30 days' prior written notice of any change of address or name. The Borrower agrees to send correspondence to the Lender at the address for the Lender indicated on the signature page or as otherwise provided by the Lender from time to time with a copy to Merrill Lynch Bank and Trust Company (Cayman) Limited, Representative Office, 701 Brickell Avenue, 24th Floor, Miami, Florida 33131, Attention: George O. Morgan, Jr., Direct Finance Group.

     8.6. Waivers. To the extent permitted by applicable law, the Borrower waives the Borrower's rights to require the Lender, (a) to demand payments of amounts due (known as "presentment"); (b) to give notice that amounts due have not been paid (known as "notice of dishonor"); and (c) to obtain an official certification of non-payment (known as "protest").

     8.7. Successors and Assigns. (a) This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of all the parties to this Agreement. The Lender shall not assign all or part of its rights, obligations and remedies under this Agreement without the prior written consent of the Borrower (which consent shall be in the sole discretion of the Borrower). Any such permitted assignee of such rights and obligations shall be entitled to the full benefit and the same obligations under this Agreement to the same extent as if it were an original party in
respect of the rights or obligations assigned or transferred to it.   The
Borrower may not assign its rights or obligations under this Agreement.

     (b) The Lender may grant participations in all or any part of its Loans and its Commitment to one or more commercial banks, provided that (i) the Lender's obligations under this Agreement shall remain unchanged, (ii) the Lender shall remain solely responsible to the Borrower for the performance of such obligations, (iii) the Borrower shall continue to deal solely and directly with the Lender in connection with the Lender's rights and obligations under this Agreement, (iv) no sub-participations shall be permitted and (v) the voting rights of any holder of any participation shall be limited to decisions that only do any of the following: (A) subject the participant to any additional obligation, (B) reduce the principal of, or interest on the Loans or any fees or other amounts payable hereunder or (C) postpone the Termination Date, or the date fixed for payment of interest on the Loans payable hereunder.

     (c) If any participation made pursuant to subsection (b) shall be made to any Person that is not a United States Person as defined in Section 7701(a)(30) of the Internal Revenue Code of 1986, such Person shall furnish to the Lender the forms required by Section 8.16 to evidence such Person's complete exemption from U.S. withholding taxes with respect to all payments with respect to such participation.

     (d) The Lender will not disclose to a potential assignee or participant any information about the Borrower and this Agreement unless such potential assignee or participant agrees in writing to be bound by the provisions of
Section 8.17.

     8.8. GOVERNING LAW. THIS AGREEMENT AND THE NOTE HAVE BEEN EXECUTED AND DELIVERED BY THE BORROWER IN THE STATE OF NEW YORK AND IN ALL RESPECTS SHALL BE GOVERNED BY AND INTERPRETED UNDER THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE AND, IN THE CASE OF PROVISIONS RELATING TO INTEREST RATES, ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

     8.9. Effectiveness. The Borrower hereby acknowledges that (i) this Agreement shall become effective only at such time as the Lender has accepted this Agreement in London and the Lender shall have no liability or obligation hereunder until such time, (ii) the Lender may execute this Agreement by telecopy and provide executed originals to the Borrower, and (iii) the Loans will be made in England.

     8.10. WAIVER OF JURY TRIAL. TO THE EXTENT PERMITTED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE BORROWER AND THE LENDER HEREBY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON

THIS AGREEMENT, THE NOTE OR THE SUBJECT MATTER HEREOF OR THEREOF, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING OR WHETHER IN CONTRACT OR TORT OR OTHERWISE. EACH OF THE BORROWER AND THE LENDER ACKNOWLEDGES THAT IS HAS BEEN INFORMED BY THE LENDER OR THE BORROWER, AS THE CASE MAY BE, THAT THE PROVISIONS OF THIS SECTION CONSTITUTE A MATERIAL INDUCEMENT UPON WHICH THE LENDER OR THE BORROWER, AS THE CASE MAY BE, HAS RELIED, IS RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT AND THE NOTE AND ANY OTHER DOCUMENT RELATED THERETO. EACH OF THE LENDER AND THE BORROWER, AS THE CASE MAY BE, MAY FILE AN ORIGINAL COUNTERPART OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE BORROWER OR THE LENDER, AS THE CASE MAY BE, TO THE WAIVER OF ITS RIGHTS TO TRIAL BY JURY.

     8.11. Amendments. Neither this Agreement nor the Note may be amended or modified except in writing signed by the Lender and the Borrower.

     8.12. Headings. The heading of each provision of this Agreement is for descriptive purposes only and shall not be deemed to modify or qualify any of the rights or obligations described in each such provision.

     8.13. Severability. If any provision of this Agreement is held to be invalid, illegal, void or unenforceable, by reason of any law, rule, administrative order or judicial or arbitral decision, such determination shall not affect the validity of the remaining provisions of this Agreement.

     8.14. Entire Agreement. This Agreement constitutes the entire agreement between Borrower and the Lender and supersedes any and all prior agreements (whether written or oral).

     8.15. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall constitute an original, but all of which when taken together shall constitute one and the same instrument.

     8.16. U.S. Taxes. (a) The Lender hereby represents and warrants to the Borrower that all payments to the Lender hereunder and under the Note may be made by the Borrower to the Lender free and clear of all U.S. Taxes. The Lender agrees to provide to the Borrower on the date hereof two accurate and complete original signed copies of either Form 1001 or Form 4224 entitling it to a complete exemption from withholding in respect of such payments and, upon obsolescence of any previously delivered form, two accurate and complete

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

original signed copies of Form 1001 or Form 4224 certifying to the Lender's legal entitlement to a complete exception from U.S. Taxes with respect to each payment.

     (b) For the purposes of this Section 8.16, (x) "Form 1001" shall mean Form 1001 (Ownership, Exemption, or Reduced Rate Certificate) of the Department of the Treasury of the United States of America, (y) "Form 4224" shall mean Form 4224 (Exemption from Withholding of Tax on Income Effectively Connected with the Department of the Treasury of the United States of America (or in relation to either such Form such successor and related forms as may from time to time be adopted by the relevant taxing authorities of the United States of America to document a claim to which such Form relates) and (x) "U.S. Taxes" shall mean any present or future tax, withholding, assessment or other charge or levy or deduction imposed by or on behalf of the United States of America or any taxing authority thereof or therein.

     (c) The Borrower will not be required to make any additional payment to or for the account of the Lender to the extent the Borrower is required to withhold any taxes with respect to any payment to be made by the Borrower to the Lender hereunder.

     8.17. Confidentiality. The Lender agrees that it will use its best efforts not to disclose without the prior written consent of the Borrower (other than to its directors, employees, auditors or counsel for the sole purpose of enabling the Lender to administer the Loans hereunder) any information with respect to the Borrower which is furnished pursuant to this Agreement, except that the Lender may disclose any such information (a) as has become generally available to the public other than by a breach of this
Section 8.17, (b) as may be required or appropriate in any report, statement or testimony submitted to any governmental authority (whether in the United States or elsewhere), (c) as may be required or appropriate in response to any summons or subpoena or any law, order, regulation or ruling applicable to the Lender and (d) to any prospective assignee or participant in connection with any contemplated transfer or participation pursuant to Section 8.7, provided that prior to the delivery of any information to a prospective assignee or participant, it shall execute an agreement with the Lender containing provisions substantially identical to those contained in this
Section 8.17. To the extent not otherwise prohibited, the Lender agrees to provide prompt notice to the Borrower of any disclosure pursuant to clause
(b) or (c) above.

     8.18. No Limitation on Service or Suit. Nothing in this Agreement or any modification, waiver, consent or amendment thereto shall affect the right of the Lender or the Borrower, as the case may be, to serve process in any manner permitted by law or limit the right of the Borrower or the Lender to bring proceedings against such other party in the courts of any jurisdiction or jurisdictions in which the Borrower or the Lender may be served.

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

     IN WITNESS WHEREOF, each party hereto has caused this Agreement to be duly executed by its authorized officer as of the day and year first written above.

                                       MERRILL LYNCH SENIOR FLOATING
                                           RATE FUND, INC.


                                       BY:  ___________________________
                                            Name:
                                            Title:
                                            Address:


     The Lender is a member of The Securities and Futures Authority Limited and operates a Client Complaints Procedure. If for any reason the Borrower should have cause for concern or complaint, the Borrower should contact the Manager, PBG Operations, at the Lender's address indicated below.

                                       MERRILL LYNCH INTERNATIONAL
                                           BANK LIMITED


                                       BY: ________________________
Executed in London,                        Name:
England on _______, 1997                   Title:
                                           Address: 33 Chester Street
                                                    London SW1 7XD
                                                    England
                                                    Attn: Brian Spletzer

Exhibits

A        Form of Note

B        Form of Report

C Opinion of Brown & Wood LLP, Special New York and Maryland Counsel to Borrower

D        Form of Notice of Borrowing






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